Exhibit 99.1

For Immediate Release

Editorial Contact:

David Dunlap, CFO
Socket Communications
510/744-2735
dave@socketcom.com

Socket Communications Completes Private Placement Equity
Financing of $2 Million

NEWARK, CA, - March 24, 2002 - Socket Communications, Inc. (NASDAQ: SCKT, PSE: SOK), the Mobile Connection™ Company, today announced completion of a private placement equity financing of $2.0 million. Net proceeds from the financing after estimated costs and expenses are approximately $1.7 million. The Company issued Series F Preferred Stock, which will convert into 2,762,690 shares of common stock after three years, or sooner at the option of the holder. The conversion price of the Series F Preferred Stock is $0.722 per share of common stock. The Preferred shares earn dividends of 8 percent per year payable quarterly in cash or in common stock at the option of the Company until converted. Investors also received three-year warrants to purchase an additional 828,807 shares of common stock at $0.722 per share. The private placement was managed by Spencer Trask Ventures, Inc., a New York City-based investment banking firm. The Placement Agent received a five-year warrant to purchase up to 718,300 shares of common stock at $0.722 per share. The Company plans to file a registration statement within 30 days covering the shares of common stock underlying the securities issued.

"This financing provides the working capital we need to fund the growth we expect in 2003," said David Dunlap, Socket's Chief Financial Officer. "Socket continues to add new mobile connection products, such as our recently announced Bluetooth GPS receiver. We are also adding a new family of SDIO small form factor connection products during 2003. We continue to expand our worldwide distribution channels. The proceeds will help finance inventory and receivables growth resulting from these expansion activities."

About Socket
Socket Communications, Inc, the Mobile Connection Company, provides a broad range of connection products for Windows-powered handheld computers, including Bluetooth cards, wireless LAN cards, digital phone cards, 56K modem cards, and Ethernet cards. Socket also provides bar code scanning products and peripheral connection serial cards for laptops and other mobile devices. The company believes its Mobility Friendly™ products lead the market with the smallest footprint and most Battery Friendly® power consumption in their class, while being easy to install, use and maintain. Socket products work with a variety of handheld devices including Pocket PCs, Palm PDAs and mobile phones. Socket is headquartered in Newark, California, and can be reached at (510) 744-2700, or on the Internet at www.socketcom.com.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company, Socket Empowering Mobility Program, Mobility Friendly, and MyNavigator are trademarks of Socket Communications, Inc. All other product and company names herein may be trademarks of their respective owners. © 2003, Socket Communications, Inc. All rights reserved.